Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPI Composites, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-212648, 333-216936 and 333-223587) and on Form S-3/A (No. 333-220307) of TPI Composites, Inc. of our report dated March 4, 2019, with respect to the consolidated balance sheets of TPI Composites, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”) which report appears in the December 31, 2018 annual report on Form 10-K of TPI Composites, Inc.

The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the Company’s method of accounting for revenue in 2018, 2017, and 2016 due to the retrospective adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP
Phoenix, Arizona
March 4, 2019